UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Under §240.14a-12

AV HOMES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION

DATED JULY 26, 2013

AV HOMES, INC.

8601 N. Scottsdale Road

Suite 2225

Scottsdale, Arizona 85253

(480) 214-7400

To our Stockholders:

AV Homes, Inc. (the “Company,” “we,” “us” or “our”) will hold a special meeting of our stockholders (the “Special Meeting”) on                     , 2013 at 8:00 a.m. Mountain Standard Time, at our offices at 8601 N. Scottsdale Road, Suite 2225, Scottsdale, Arizona 85253.

On June 19, 2013, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with TPG Aviator, L.P. (“TPG Aviator” or the “Investor”), an affiliate of TPG Global, LLC. Pursuant to the Securities Purchase Agreement, we agreed to sell to the Investor for an aggregate purchase price of $135 million (i) 2,557,474 shares of our common stock, par value $1.00 per share, and (ii) 665,754.3 shares of our newly authorized Series A Contingent Convertible Cumulative Redeemable Preferred Stock, par value $0.10 per share (the “Series A Preferred Stock”). We refer to this investment by the Investor as the “Investment.” The closing of the Investment occurred on June 20, 2013.

At the Special Meeting, holders of shares of our common stock (other than TPG Aviator) will be asked to consider and vote on a proposal to approve the following rights in connection with the Investment: (i) the right to convert, at the option of the Company or the holders of our Series A Preferred Stock, shares of our Series A Preferred Stock into shares of our common stock (the “Conversion Right”) and (ii) the Investor’s pre-emptive rights following approval of such conversion to participate in future Company issuances of its common stock or securities convertible into or exercisable for its common stock (the “Pre-Emptive Right”), each of which right requires the approval of the Company’s stockholders in accordance with the rules and regulations of The Nasdaq Stock Market, Inc. (“Nasdaq”), together with the related rights of the Investor (collectively, the “Equity Rights Proposal”).

Our Board of Directors unanimously approved the proposal and recommends that our stockholders vote “FOR” the proposal.

If our stockholders do not approve the proposal presented at the Special Meeting, the Series A Preferred Stock will not be convertible into our common stock, and, unless and until stockholder approval is subsequently obtained and the Company or the holder(s) of the Series A Preferred Stock elects to convert the Series A Preferred Stock into shares of our common stock, the dividend rate applicable to the Series A Preferred Stock will increase to (i) 8% per annum beginning 180 days after closing of the Investment (which date is December 17, 2013) and continuing for nine months (which ending date is September 17, 2014), (ii) 12% per annum beginning September 18, 2014 and continuing for twelve months (which ending date is September 17, 2015), and (iii) 15% per annum thereafter. During the first nine-month period, the Company may, at its election, pay the dividends in cash or in kind by issuing additional shares of Series A Preferred Stock (as long as the as-converted ownership of TPG Aviator and its affiliates would not exceed 49% of the common stock issued and outstanding). The Company must pay subsequent dividends in cash. These dividends will be net of the amount of any common stock participating dividends received by the holders of Series A Preferred Stock during such periods. In addition, if any Series A Preferred Stock remains outstanding 180 days after closing of the Investment, (a) the liquidation preference for the Series A Preferred Stock will increase by 10% and (b) the conversion ratio for conversion of the Series A Preferred Stock into the Company’s common stock will increase by 10%. The increase in liquidation preference will cause the effective dividend rates on the Series A Preferred Stock to be 10% higher. Further, if our stockholders do not approve the Equity Rights Proposal at the Special Meeting, TPG Aviator has the right, among other things, to require us to use our reasonable best efforts to call subsequent special meetings of our stockholders to approve the Equity Rights Proposal as described in the accompanying proxy statement.

Please carefully read the accompanying proxy statement in its entirety for information about the matters to be voted upon. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission; see “Where You Can Find More Information” in the accompanying proxy statement. Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to submit your proxy as soon as possible via the Internet, by telephone or by mail.

Sincerely,

Roger A. Cregg

President and Chief Executive Officer

Dated: August     , 2013

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED JULY 26, 2013

AV HOMES, INC.

8601 N. Scottsdale Road

Suite 2225

Scottsdale, Arizona 85253

(480) 214-7400

NOTICE OF SPECIAL MEETING OF

STOCKHOLDERS TO BE HELD ON                     , 2013

SCHEDULED MEETING DATE:	, 2013

MEETING TIME:	8:00 a.m. Mountain Standard Time

RECORD DATE:	, 2013

LOCATION:	The Company’s offices at 8601 N. Scottsdale Road, Suite 2225, Scottsdale, Arizona 85253

ITEMS OF BUSINESS:

1.      To consider and vote on a proposal to approve the following rights in connection with the transactions contemplated by the Securities Purchase Agreement, dated as of June 19, 2013 (the “Securities Purchase Agreement”), between AV Homes, Inc. (the “Company,” “AV Homes,” “we,” “us” or “our”) and TPG Aviator, L.P. (“TPG Aviator” or the “Investor”): (i) the right to convert, at the option of the Company or the holders, shares of our Series A Contingent Convertible Cumulative Redeemable Preferred Stock, $0.10 par value per share, into shares of our common stock (the “Conversion Right”) and (ii) the Investor’s pre-emptive rights following approval of such conversion to participate in future Company issuances of its common stock or securities convertible into or exercisable for its common stock (the “Pre-Emptive Right”), together with the related rights of the Investor (collectively, the “Equity Rights Proposal”).

2.      To consider and vote on a proposal to approve the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the foregoing proposal.

These items of business are described in the proxy statement accompanying this Notice. We are required to seek approval for the Equity Rights Proposal set forth above pursuant to the terms of the Securities Purchase Agreement and other agreements and documents entered into in connection with the transactions contemplated thereby and in order to comply with the rules and regulations of The Nasdaq Stock Market, Inc. (“Nasdaq”).

The AV Homes, Inc. Board of Directors unanimously recommends that stockholders vote “FOR” each of the proposals.

The record date for the Special Meeting is                     , 2013. Holders of record of our common stock at the close of business on the record date will be entitled to vote at the Special Meeting and any adjournments or postponements of the Special Meeting; however, TPG Aviator is not entitled to vote on the Equity Rights Proposal presented at the Special Meeting.

You can vote in one of four ways:

(1)	Visit the website noted on your proxy card to vote via the Internet;

(2)	Use the telephone number on your proxy card to vote by telephone;

(3)	Sign, date, and return your proxy card in the enclosed envelope to vote by mail; or

(4)	Attend the meeting in person.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE POSTAGE-PREPAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE. YOU MAY ALSO VOTE VIA INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD.

By Order of the Board of Directors,

Dave M. Gomez

Executive Vice President,

General Counsel and Secretary

Dated: August     , 2013

PROXY STATEMENT

FOR THE

SPECIAL MEETING OF STOCKHOLDERS

OF AV HOMES, INC.

TO BE HELD ON                     , 2013

Address of Special Meeting:

8601 N. Scottsdale Road, Suite 2225, Scottsdale, Arizona 85253

Solicitation of Proxies by Board of Directors

Our Board of Directors (the “Board”) is soliciting proxies to be voted at the special meeting of the Company’s stockholders scheduled to be held on                     , 2013, at 8:00 a.m. Mountain Standard Time, at our offices at 8601 N. Scottsdale Road, Suite 2225, Scottsdale, Arizona 85253 (the “Special Meeting”), and any adjournments or postponements of the Special Meeting, for the purposes set forth in the attached Notice of Special Meeting of Stockholders To Be Held On                     , 2013 (the “Notice”). This Proxy Statement and the form of proxy enclosed herewith are first being mailed on or about                     , 2013, to stockholders of record on the close of business on                     , 2013. Our stockholders are invited to attend the Special Meeting and are requested to vote on each of the proposals described in this Proxy Statement. In this Proxy Statement, we refer to AV Homes, Inc. as the “Company,” “AV Homes,” “we,” “our” or “us.”

Questions and Answers about these Proxy Materials and the Special Meeting

Why am I receiving these materials? What is the purpose of the Special Meeting?

On June 19, 2013, the Company and TPG Aviator, L.P. (“TPG Aviator” or the “Investor”), an affiliate of TPG Global, LLC (together with its affiliates, “TPG”), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), pursuant to which TPG Aviator agreed to purchase 2,557,474 shares of the Company’s common stock at a purchase price of $14.65 per share, and 665,754.3 shares of a newly authorized series of the Company’s Series A Contingent Convertible Cumulative Redeemable Preferred Stock, $0.10 par value per share (the “Series A Preferred Stock”), at a purchase price of $146.50 per share. The investment contemplated by the Securities Purchase Agreement (the “Investment”) closed on June 20, 2013. As described in more detail below, in accordance with the terms of the Investment Documents (as defined below) and applicable rules, regulations and guidance of The Nasdaq Stock Market, Inc. (“Nasdaq”), the Company is calling a special meeting of its stockholders to consider and vote on a proposal to approve certain of the Investor’s rights associated with the Series A Preferred Stock. The Special Meeting described in this Proxy Statement is scheduled to be held on                     , 2013, and we are providing these proxy materials to you in connection with the Special Meeting.

At the Special Meeting, holders of shares of our common stock will be asked to consider and vote on the following proposals:

1.	To approve: (i) the right to convert, at the option of the Company or the holders of our Series A Preferred Stock, shares of our Series A Preferred Stock into shares of our common stock (the “Conversion Right”) and (ii) the Investor’s pre-emptive rights following approval of such conversion to participate in future Company issuances of its common stock or securities convertible into or exercisable for its common stock (the “Pre-Emptive Right”), together with the related rights of the Investor (collectively, the “Equity Rights Proposal”).

2.	To approve the adjournment of the Special Meeting to solicit additional proxies, if there are insufficient proxies at the Special Meeting to approve the foregoing proposal (the “Adjournment Proposal”).

How does the Board recommend that I vote on the Equity Rights Proposal and the Adjournment Proposal?

The Board unanimously approved the Equity Rights Proposal and the Adjournment Proposal, and unanimously recommends that the Company’s stockholders vote “FOR” each of these proposals.

Why did the Company approve the Investment?

The Board approved the Investment to raise capital that we intend to use to accelerate implementation of our strategic plan, including pursuing new investment opportunities in our core markets. For a more detailed description of the background of the Investment, see “Proposal One: Equity Rights Proposal—Background of the Investment” below.

Why is the Company seeking approval of the Equity Rights Proposal?

We are required to seek approval of the Equity Rights Proposal pursuant to the terms of the Securities Purchase Agreement and the related agreements and other documents entered into by the Company and TPG Aviator and other affiliates of TPG in connection with the Securities Purchase Agreement, including the Stockholders Agreement, dated as of June 20, 2013 (the “Stockholders Agreement”), by and among the Company and the Investor, and the Management Services Agreement, dated as of June 20, 2013 (the “Management Services Agreement”), by and among the Company and TPG VI Management, LLC, an affiliate of TPG Aviator (“TPG Management”). The Securities Purchase Agreement and such related agreements and other documents are referred to herein, collectively, as the “Investment Documents.”

In addition, the Company’s common stock is listed on Nasdaq and, as a result, the Company is subject to certain Nasdaq listing rules and regulations. Nasdaq Rule 5635(b) requires stockholder approval prior to any issuance of securities when the issuance will result in a change of control of the Company, which Nasdaq deems to occur when, as a result of the issuance, an investor owns, or has the right to acquire, 20% or more of the outstanding shares of our common stock or voting power and such ownership would be the single largest ownership position in the company. Because of this restriction, in exchange for the Investor’s $135 million investment in the Company, the Investor received 2,557,474 shares of our common stock at the closing of the Investment, representing approximately 19.9% of our common stock outstanding prior to the issuance, and, instead of additional shares of our common stock, the Investor received 665,754.3 shares of our newly authorized Series A Preferred Stock. Pursuant to the terms of the Company’s Certificate of Designation relating to the Series A Preferred Stock (the “Certificate of Designation”), the Series A Preferred Stock will only become convertible into our common stock following stockholder approval.

Nasdaq has certain additional rules, including Nasdaq Rule 5635(c) that requires stockholder approval prior to certain issuances of securities to directors, that could be implicated in the future if the Investor exercises the Pre-emptive Right. In order to eliminate any requirement that the future exercise of the Pre-emptive Right would require stockholder approval, we are seeking such approval now as part of the Equity Rights Proposal. For a more detailed description of the Pre-Emptive Right, see the description under “Description of the Investment Documents—Stockholders Agreement—Pre-emptive Rights” below.

What will happen if the Company’s stockholders do not approve the Equity Rights Proposal?

If the Company’s stockholders do not approve the Equity Rights Proposal, then the right to convert each share of the Series A Preferred Stock into ten shares of common stock would not become effective.

Furthermore, unless and until stockholder approval is subsequently obtained and the Company or the holder(s) of the Series A Preferred Stock elect to convert the Series A Preferred Stock into shares of our common stock, the dividend rate applicable to the Series A Preferred Stock will increase to (i) 8% per annum beginning 180 days after closing of the Investment (which date is December 17, 2013) and continuing for nine months (which ending date is September 17, 2014), (ii) 12% per annum beginning September 18, 2014 and continuing for twelve months (which ending date is September 17, 2015), and (iii) 15% per annum thereafter. During the first nine-month period, the Company may, at its election , pay the dividends in cash or in kind by issuing additional shares of Series A Preferred Stock (as long as the as-converted ownership of TPG Aviator and its affiliates would not exceed 49% of the common stock issued and outstanding). The Company must pay subsequent dividends in cash. These dividends will be net of the amount of any common stock participating dividends received by the holders of Series A Preferred Stock during such periods. In addition, if any Series A Preferred Stock remains outstanding 180 days after closing of the Investment, (a) the liquidation preference for the Series A Preferred Stock will increase by 10%, as described in “Description of the Series A Preferred Stock—Liquidation Rights” below, and (b) the conversion ratio for conversion of the Series A Preferred Stock into the Company’s common stock will increase by 10%, as described in “Description of the Series A Preferred Stock—Conversion” below. The increase in liquidation preference will cause the effective dividend rates on the Series A Preferred Stock to be 10% higher.

Additionally, as described under “Description of the Investment Documents—Stockholders Agreement—Pre-emptive Rights” below, unless and until the Company’s stockholders have approved the Equity Rights Proposal, TPG Aviator will have the pre-emptive right (at its option) to purchase, or to designate an affiliate to purchase, TPG Aviator’s pro rata portion of any equity issuances by the Company by purchasing additional shares of Series A Preferred Stock in lieu of, and with the same value as, the securities TPG Aviator otherwise would have been entitled to purchase under its pre-emptive rights described below. Finally, if the stockholders do not approve the Equity Rights Proposal at the Special Meeting, then, upon TPG Aviator’s request, the Company is obligated to use its reasonable best efforts to call additional stockholders’ meetings on two additional occasions during the first year following the closing of the Investment and on an annual basis thereafter for the purpose of obtaining such approval.

What will happen if the Company’s stockholders approve the Equity Rights Proposal?

If the Company’s stockholders approve the Equity Rights Proposal, the Company intends to promptly exercise its right to convert each outstanding share of the Series A Preferred Stock into ten shares of common stock. Based on the capitalization of the Company as of the record date,                     , 2013, the conversion of all of the outstanding shares of the Series A Preferred Stock into shares of common stock would result in TPG Aviator owning approximately     % of our outstanding common stock, including the 2,557,474 shares of common stock purchased by TPG Aviator at the closing of the Investment.

In addition, as described under “Description of the Investment Documents—Stockholders Agreement—Pre-emptive Rights” below, once the Company’s stockholders have approved the Equity Rights Proposal, TPG Aviator will no longer have the right to purchase additional shares of Series A Preferred Stock in lieu of the securities TPG Aviator otherwise would be entitled to purchase under its pre-emptive rights described below.

Upon stockholder approval of the Equity Rights Proposal (whether or not the shares of Series A Preferred Stock are converted to shares of common stock), we will increase the size of our board to ten members, which will include two additional directors nominated by TPG Aviator (for a total of four) as described under “Description of the Investment Documents—Stockholders Agreement—Board Representation and Observer Rights.” At the same time, TPG Aviator’s right to appoint two observers to our Board, as described under “Descriptions of the Investment Documents—Stockholders Agreement—Board Representation”, would be terminated. The number of directors that TPG Aviator is entitled to nominate would decrease as the percentage ownership of TPG Aviator and its affiliates falls below certain thresholds, as described under “Description of the Investment Documents—Stockholders Agreement—Board Representation and Observer Rights.”

Will the Conversion Right be dilutive to existing holders of the Company’s common stock?

The Conversion Right, when exercised, will be dilutive to existing stockholders. Approval of the Equity Rights Proposal will allow the holders of the Series A Preferred Stock to convert their shares of Series A Preferred Stock into shares of the Company’s common stock. Based on the capitalization of the Company as of

the record date,                     , 2013, the conversion of all of the outstanding shares of the Series A Preferred Stock into shares of common stock would result in TPG Aviator owning approximately     % of our outstanding common stock, including the 2,557,474 shares of common stock purchased by TPG Aviator at the closing of the Investment. At the same time, however, exercise of the Conversion Right would eliminate the outstanding Series A Preferred Stock, which is senior to the common stock as to payment of dividends and to distribution of assets upon liquidation, dissolution or winding up of the Company.

Who is entitled to vote at the Special Meeting?

The record holders of the             shares of the Company’s common stock outstanding at the close of business on                     , 2013 are entitled to vote at the Special Meeting, except as set forth below. The holders of the Company’s common stock are entitled to one vote for each share of common stock on each matter submitted to a vote at the Special Meeting. However, TPG Aviator, as a holder of the Company’s common stock, is not entitled to vote on the Equity Rights Proposal presented at the Special Meeting, but is permitted to vote on the Adjournment Proposal. TPG Aviator, as a holder of the Series A Preferred Stock, has no right to vote on any of the matters described in this Proxy Statement.

What is the required quorum to hold the Special Meeting?

In order to conduct the Special Meeting, the presence, in person or by properly executed proxy, of the holders of shares of common stock entitled to exercise a majority (i.e., greater than 50%) of the voting power of the Company is necessary to constitute a quorum. Shares of common stock represented by a properly signed, dated and returned proxy card, or proxies submitted by telephone or online, including abstentions and broker non-votes, will be treated as present at the Special Meeting for purposes of determining a quorum.

What vote is required to approve each of the proposals?

Approval of the Equity Rights Proposal requires the affirmative vote of a majority of votes which all stockholders present in person or by proxy at the Special Meeting are entitled to cast on the proposal, assuming a quorum is present. TPG Aviator, as holder of the Company’s common stock, is not entitled to vote on the Equity Rights Proposal presented at the Special Meeting. Abstentions will have the same effect as votes against such proposal because the shares are considered present at the meeting but are not affirmative votes, however, broker non-votes will not be counted towards the tabulation of votes cast and will not affect the outcome of the Equity Rights Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Special Meeting, whether or not a quorum is present. Accordingly, an abstention or a broker non-vote would have the effect of a vote against the proposal.

Can I find additional information on the Company’s website?

Yes. Our website is www.avhomesinc.com. Although the information contained on our website is not part of this Proxy Statement, you can view additional information on the website, such as our code of conduct, corporate governance guidelines, charters of Board committees and SEC filings. A copy of our code of conduct, corporate governance guidelines and each of the charters of our Board committees may be obtained free of charge by writing to Corporate Secretary, AV Homes, Inc., 8601 N. Scottsdale Rd., Suite 225, Scottsdale, AZ 85253 or by calling us at (480) 214-7000.

How do I vote?

Voting in Person at the Special Meeting. If you are a stockholder of record, you may vote in person at the Special Meeting. If your shares of common stock are held in street name and you wish to vote in person at the Special Meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock in your own name as a holder of record with our transfer agent, Computershare Investor Services, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•	Vote online. Visit the website noted on your proxy card to vote via the Internet.

•	Vote by telephone. Use the telephone number on your proxy card to vote by telephone.

•	Vote by regular mail. Sign, date and return your proxy card in the enclosed envelope to vote by mail.

Voting by Proxy for Shares Registered in Street Name. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Regardless of how you choose to vote, your vote is important to us and we encourage you to vote promptly.

What happens if I return my proxy card without voting on all proposals?

When you return a properly executed proxy card, the Company will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the Company will vote your proxy “FOR” the Equity Rights Proposal and “FOR” the Adjournment Proposal.

Can I change my vote after I have voted?

You can revoke your proxy and change your vote at any time before the polls close at the Special Meeting. You can do this by:

•	filing a written revocation with the Secretary of the Company;

•	signing and submitting another proxy with a later date; or

•	attending the Special Meeting, withdrawing the proxy and voting in person.

Who is soliciting the proxy and who pays the costs?

The enclosed proxy for the Special Meeting is being solicited by the Board. The cost of soliciting the proxies on the enclosed form will be paid by the Company. In addition to the use of the mail, proxies may be solicited by the directors and their agents (who will receive no additional compensation for those services) by means of personal interview, telephone, facsimile, e-mail or other electronic means, and it is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

What happens if the Special Meeting is postponed or adjourned?

If the Special Meeting is postponed or adjourned due to a lack of a quorum or to solicit additional proxies, we intend to reconvene the Special Meeting as soon as reasonably practical. Your proxy will still be effective and may be voted at the rescheduled or adjourned meeting, and you will still be able to change or revoke your proxy until it is voted at the rescheduled or adjourned meeting.

Who should I call if I have questions or need assistance voting my shares?

Please call Dave M. Gomez, Executive Vice President, General Counsel and Corporate Secretary, at (480) 214-7000 if you have any questions or require assistance in connection with voting your shares.

Proposal One: Equity Rights Proposal

Approval of the Conversion Right and the Pre-Emptive Right

Background of the Investment

Since 2011, we have strategically re-engineered the Company to position it to benefit from the recovery of the homebuilding industry. We reduced overhead, launched initiatives to improve internal processes, invested in a new scalable IT platform and developed a strategic plan to guide our growth. Our strategic plan involves investing in existing and new high-potential housing markets through the development of active adult communities designed for people age 55 or older through our Vitalia brand and serving the housing needs of first-time and move-up homebuyers through our Joseph Carl Homes brand. In order to accelerate implementation of our strategy, beginning in the first half of 2013, we began exploring options to raise additional capital, including a potential public offering of securities. In late April 2013, we began discussions for a potential equity investment by TPG, a global private investment firm. We were attracted to the opportunity with TPG because (i) it provided a large single source of capital in one transaction to accelerate execution of our strategy, (ii) the issue price negotiated was at a 9.6% premium to our 30-day trailing average common stock price, and (iii) we believe that the strategic relationship with TPG will provide significant benefits to us as a result of TPG’s broad relationships in our industry. Additionally, we believe that TPG brings macroeconomic and real estate insights that will help us to execute our investment strategy more effectively.

During May and June 2013, the Company and TPG negotiated the terms of the potential equity investment and we entered into definitive documentation on June 19, 2013. Pursuant to the Securities Purchase Agreement, which we signed on June 19, 2013, TPG Aviator agreed to make a $135 million equity investment in the Company at a price of $14.65 per share of common stock, in exchange for 2,557,474 of our shares of common stock and at a price of $146.50 per share of preferred stock in exchange for 665,754.3 shares of our newly created Series A Preferred Stock, the terms of which are outlined in our Certificate of Designation relating to the Series A Preferred Stock filed with our Certificate of Incorporation, and described under “Description of the Series A Preferred Stock” below. In addition, we agreed to the terms of a Stockholders Agreement and Management Services Agreement, which were entered into upon closing of the Investment on June 20, 2013. TPG’s ownership in the Company was approximately 41.9% on an as-converted basis at the closing of the Investment on June 20, 2013.

For a more detailed description of TPG Aviator’s equity investment in the Company and each of the Investment Documents, see “Description of the Investment Documents” below.

Equity Rights Proposal Highlights

The Company’s common stock is listed on Nasdaq and, as a result, the Company is subject to certain Nasdaq listing rules and regulations. Nasdaq requires that the Conversion Right and the Pre-Emptive Right must be approved by the stockholders prior to taking effect, as described below.

Nasdaq Rule 5635(b) requires stockholder approval prior to any issuance of securities when the issuance will result in a change of control of the Company, which Nasdaq deems to occur when, as a result of the issuance, an investor owns, or has the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership would be the single largest ownership position in the company. Because of this restriction, in exchange for the Investor’s $135 million investment in the Company, the Investor received 2,557,474 shares of our common stock at the closing of the Investment, representing approximately 19.9% of our common stock outstanding prior to the issuance, and, instead of additional shares of our common stock, the Investor received 665,754.3 shares of our newly authorized Series A Preferred Stock. Pursuant to the terms of the Company’s Certificate of Designation relating to the Series A Preferred Stock (the “Certificate of Designation”), the Series A Preferred Stock will only become convertible into our common stock following stockholder approval.

In addition, upon stockholder approval of the Equity Rights Proposal (whether or not the shares of Series A Preferred Stock are converted to shares of common stock), we will increase the size of our board to ten members, which will include two additional directors nominated by TPG Aviator (for a total of four) as described under “Description of the Investment Documents—Stockholders Agreement—Board Representation and Observer Rights.” At the same time, TPG Aviator’s right to appoint two observers to our Board would be terminated. The number of directors that TPG Aviator is entitled to nominate would decrease as the percentage ownership of TPG Aviator and its affiliates falls below certain thresholds, as described under “Description of the Investment Documents—Stockholders Agreement—Board Representation and Observer Rights.”

We agreed in the Securities Purchase Agreement to seek stockholder approval of the Equity Rights Proposal. We are therefore also seeking approval of the Equity Rights Proposal to satisfy our obligations under the Securities Purchase Agreement and in connection with the Investment.

If the Company’s stockholders do not approve the Equity Rights Proposal, then the Conversion Right and Pre-Emptive Right would not become effective. Furthermore, unless and until stockholder approval is subsequently obtained and the Company or the holder(s) of the Series A Preferred Stock elect to convert the Series A Preferred Stock into shares of our common stock, the dividend rate applicable to the Series A Preferred Stock will increase to (i) 8% per annum beginning 180 days after closing of the Investment (which date is December 17, 2013) and continuing for nine months (which ending date is September 17, 2014), (ii) 12% per annum beginning September 18, 2014 and continuing for twelve months (which ending date is September 17, 2015), and (iii) 15% per annum thereafter. During the first nine-month period, the Company may, at its election, pay the dividends in cash or in kind by issuing additional shares of Series A Preferred Stock (as long as the as-converted ownership of TPG Aviator and its affiliates would not exceed 49% of the common stock issued and outstanding). The Company must pay subsequent dividends in cash. These dividends will be net of the amount of any common stock participating dividends received by the holders of Series A Preferred Stock during such periods. In addition, if any Series A Preferred Stock remains outstanding 180 days after closing of the Investment, (a) the liquidation preference for the Series A Preferred Stock will increase by 10%, as described in “Description of the Series A Preferred Stock—Liquidation Rights” below, and (b) the conversion ratio for conversion of the Series A Preferred Stock into the Company’s common stock will increase by 10%, as described in “Description of the Series A Preferred Stock—Conversion” below. The increase in liquidation preference will cause the effective dividend rates on the Series A Preferred Stock to be 10% higher.

Nasdaq has certain additional rules, including Nasdaq Rule 5635(c) that requires stockholder approval prior to certain issuances of securities to directors, that could be implicated in the future if the Investor exercises the Pre-emptive Right. In order to eliminate any requirement that the future exercise of the Pre-emptive Right would require stockholder approval, we are seeking such approval now as part of the Equity Rights Proposal. For a more detailed description of the Pre-Emptive Right, see the description under “Description of the Investment Documents—Stockholders Agreement—Pre-emptive Rights” below.

Additionally, as described under “Description of the Investment Documents—Stockholders Agreement—Pre-emptive Rights” below, unless and until the Company’s stockholders have approved the Equity Rights Proposal, TPG Aviator will have the pre-emptive right (at its option) to purchase, or to designate an affiliate to purchase, TPG Aviator’s pro rata portion of any equity issuances by the Company by purchasing additional shares of Series A Preferred Stock in lieu of, and with the same value as, the securities TPG Aviator otherwise would have been entitled to purchase under its pre-emptive rights described below.

Finally, if the stockholders do not approve the Equity Rights Proposal at the Special Meeting, then upon TPG Aviator’s request, the Company is obligated to use its reasonable best efforts to call additional stockholders’ meetings on two additional occasions during the first year following the closing of the Investment and on an annual basis thereafter for the purpose of obtaining such approval.

Based on the capitalization of the Company as of                     , 2013, and the current ten-for-one conversion rate of shares of common stock for Series A Preferred Stock, the conversion of all of the Series A Preferred Stock into shares of common stock would result in the Investor owning approximately     % of our outstanding common stock after giving effect to such conversion.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE EQUITY RIGHTS PROPOSAL.

Description of the Investment Documents

The following is a summary of the material terms of (i) the Securities Purchase Agreement, (ii) the Management Services Agreement, and (iii) the Stockholders Agreement. While we believe this summary covers the material terms of these agreements, we encourage you to read each of them; they are included as Exhibits 10.1, 10.2 and 10.3, respectively, to the Current Report on Form 8-K filed with the SEC by the Company on June 20, 2013. Each of these Exhibits to Current Reports on Forms 8-K is incorporated by reference herein. For more information about accessing the Current Reports on Form 8-K and the other information we file with the SEC, please see “Where You Can Find More Information” below.

Securities Purchase Agreement

On June 19, 2013, the Company and TPG Aviator entered into the Securities Purchase Agreement, pursuant to which TPG Aviator agreed to purchase 2,557,474 shares of the Company’s common stock, at a purchase price of $14.65 per share, and 665,754.3 shares of a newly authorized series of the Company’s Series A Preferred Stock, at a purchase price and liquidation preference of $146.50 per share, for an aggregate investment in the Company by TPG Aviator of $135 million. The terms of the Series A Preferred Stock are described under “Description of the Series A Preferred Stock” below. The investment contemplated by the Securities Purchase Agreement closed on June 20, 2013 (the “Closing”).

Closing Conditions

Under the Securities Purchase Agreement, TPG Aviator’s obligation to consummate the investment was conditioned on, among other things, (i) adoption and filing by the Company of the Certificate of Designation creating the Series A Preferred Stock (the terms of which are described under “Description of the Series A Preferred Stock” below), (ii) compliance by the Company with Nasdaq listing requirements (other than obtaining stockholder approval of the Equity Rights Proposal), (iii) reconstitution of the Board and the Board committees to include the requisite initial TPG Aviator nominees (as described under “Stockholders Agreement—Board Representation and Observer Rights” and “Stockholders Agreement—Committee Representation” below); (iv) the continued employment of Roger A. Cregg as our President and Chief Executive Officer; and (v) adoption of a rights agreement to preserve the Company’s net operating losses and certain other tax attributes and entering into a side letter with TPG Aviator with respect to the rights agreement. Each such condition was satisfied at or prior to the Closing, including (a) the Board’s adoption and approval of the Certificate of Designation creating the Series A Preferred Stock on June 19, 2013 and filing of such Certificate of Designation with the Secretary of State of the State of Delaware, (b) the appointment to the Board of each of Kelvin L. Davis and Greg Kranias as designees of TPG Aviator, and (c) the adoption of our rights plan on June 19, 2013 and the entry into a related side letter with TPG Aviator on such date.

Covenants

Pursuant to the Securities Purchase Agreement, the Company has agreed to use its reasonable best efforts to call and hold a meeting of its stockholders within 90 days following the Closing to vote on the approval of the Equity Rights Proposal described under “Proposal One: Equity Rights Proposal” above. If the stockholders do not approve the Equity Rights Proposal at the meeting described in this Proxy Statement, TPG Aviator has the right to require, on two additional occasions in the first year following the Closing, and on one additional occasion each year thereafter, the Company to use its reasonable best efforts to call another meeting of the stockholders to again seek approval of the Equity Rights Proposal. In advance of any such stockholders’ meeting (including the meeting described in this Proxy Statement), the Company agreed to prepare and file a proxy statement recommending, subject to the Board’s fiduciary duties, that the stockholders vote in favor of the Equity Rights Proposal.

In addition, pursuant to the Securities Purchase Agreement, the Company agreed to apply promptly to cause the shares of common stock purchased by TPG Aviator, as well as the shares of common stock to be issued upon conversion of the Series A Preferred Stock, to be approved for listing on Nasdaq, subject to official notice of issuance.

Representations and Warranties

In the Securities Purchase Agreement, each of the Company and TPG Aviator made certain representations and warranties. The Company’s representations and warranties to TPG Aviator included, among others, representations and warranties with respect to its capitalization and certain other representations regarding matters relating to the Company’s business and the issuance of the Company’s securities. TPG Aviator’s representations and warranties to the Company included, among others, representations and warranties about its status as an accredited investor and its investment intent. The representations and warranties in the Securities Purchase Agreement survive until the first anniversary of the Closing (i.e., June 19, 2014).

Stockholders are not third-party beneficiaries under the Securities Purchase Agreement and should not construe the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, TPG Aviator or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The provisions of the Securities Purchase Agreement, including the representations and warranties, should not be read alone, but instead should only be read together with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement, including the periodic and current reports and statements that the Company files with the SEC. For more information regarding these documents incorporated by reference, see “Where You Can Find More Information” below.

Management Services Agreement

On June 20, 2013, the Company and TPG Management entered into the Management Services Agreement, pursuant to which the Company agreed to pay certain fees and expenses to TPG Management or its designees in exchange for certain management, advisory and consulting services that had been provided or will be provided by TPG Management or its designees in connection with the Investment and TPG Management’s and its designees’ ongoing services to the Company.

Pursuant to the Management Services Agreement, upon closing of the Investment, the Company paid TPG Management or its designees a “transaction fee” equal to $4,725,000 (or 3.5% of the aggregate amount invested by TPG Aviator in the Investment). In addition, upon closing of the Investment, the Company reimbursed TPG Management or its designees for $1,000,000 of actual third-party out-of-pocket expenses (including attorneys’ fees, accountants’ fees and other third-party fees) incurred by or on behalf of TPG Management and its affiliates in connection with the Investment.

Also, pursuant to the Management Services Agreement and in exchange for certain ongoing advisory and consulting services, AV Homes agreed to pay to TPG Management a monitoring fee equal to $465,000 per year for so long as TPG Aviator and its affiliates own at least 30% of the common stock outstanding (assuming full conversion of the Series A Preferred Stock) and also to reimburse expenses incurred by TPG Management and its affiliates to provide services or enforce its rights under the Management Services Agreement. In each case, the monitoring fee will be reduced proportionately based on TPG Aviator’s Board representation rights under the Stockholders Agreement (as such rights are described under “Stockholders Agreement—Board Representation and Observer Rights” below). The monitoring fee will be payable quarterly in advance. The monitoring fee will be reduced by director fees otherwise payable to the TPG Aviator-nominated members of the Board.

AV Homes has agreed to indemnify and hold harmless TPG Management and its affiliates, and release them from all liability, for losses related to the Management Services Agreement, except those finally determined to have arisen from the gross negligence, bad faith or willful misconduct of TPG Management or such affiliate.

The Management Services Agreement will automatically terminate on the date TPG Aviator no longer has the right to designate any nominees to the Board (as such nomination rights are described under “Stockholders Agreement—Board Representation and Observer Rights” below).

Stockholders Agreement

On June 20, 2013, the Company and TPG Aviator entered into the Stockholders Agreement in order to establish various arrangements with respect to governance of the Company, certain actions that may or may not be taken with respect to, and certain rights with respect to, the common stock and Series A Preferred Stock owned by TPG Aviator.

Board Representation and Observer Rights

Prior to stockholder approval of the Equity Rights Proposal, we are required to maintain an eight member board and TPG Aviator is entitled to nominate two individuals to serve on our Board, as well as two additional non-voting observers. On June 19, 2013, Kelvin L. Davis and Greg Kranias (collectively, the “Initial TPG Directors”) were appointed to our Board, effective as of the Closing, upon designation by TPG Aviator. As of the date of this Proxy Statement, TPG Aviator has appointed Paul Hackwell as a non-voting observer to the Board, but has not exercised its right to appoint a second non-voting observer. None of the Initial TPG Directors participated in his capacity as a director in discussions of, or vote with respect to, matters related to the Investment that were approved by our Board, including our Board vote recommending approval of the issuance of common stock and issuance of common stock upon conversion of the Series A Preferred Stock.

Pursuant to the terms of the Stockholders Agreement, from and after the date stockholders approve the Equity Rights Proposal, the Company is required to increase the size of the Board to include ten members, TPG Aviator will no longer have the right to designate non-voting observers to our Board and, assuming TPG Aviator and its affiliates hold at least 80% of the common stock they held at Closing (assuming full conversion of the Series A Preferred Stock, whether or not such Series A Preferred Stock has actually been converted), then TPG Aviator will be entitled to nominate two additional directors (for a total of four). Thereafter, TPG Aviator will continue to be entitled to nominate to the Board (i) four directors if the ownership of TPG Aviator and its affiliates is at least 30%, (ii) three directors if the ownership of TPG Aviator and its affiliates is at least 20%, but less than 30%, (iii) two directors if the ownership of TPG Aviator and its affiliates is at least 15% but less than 20%, and (iv) one director if the ownership of TPG Aviator and its affiliates is at least 5% but less than 15%. TPG has no Board nomination rights if its level of ownership of the Company is less than 5%. Each of the forgoing percentages refers to a percentage of the Company’s outstanding common stock, assuming full conversion of the Series A Preferred Stock (whether or not such Series A Preferred Stock has actually been converted).

Provided that TPG Aviator, together with its affiliates, maintains its ownership level within these ranges, the Company will include the specified number of persons designated by TPG Aviator in the Company’s slate of Board nominees for election by the Company’s stockholders and will use its commercially reasonable efforts to cause such nominees to be elected to the Board. Subject to its fiduciary duties, applicable law and Nasdaq listing requirements, the Board is required to recommend that the Company’s stockholders vote in favor of the election of all of the TPG Aviator nominees and may not recommend any other person for any position sought by a TPG Aviator nominee. Further, the Board may not withdraw such nomination or, subject to its fiduciary duties, recommendation without TPG Aviator’s consent. Each TPG Aviator nominee that is elected to the Board will receive the same indemnification rights and will be entitled to the same insurance coverage as is provided to each of the other Board members, and will be exculpated from liability for damages to the fullest extent permitted by law. The indemnification agreements entered into with each TPG Aviator nominee also include (i) confirmation that the Company is an indemnitor of first resort and other provisions addressing the interaction of various indemnification rights and (ii) an express waiver of any interest or expectancy the Company may have in any corporate opportunity presented to the TPG Aviator nominees or otherwise.

The Stockholders Agreement sets forth certain criteria that TPG Aviator nominees must meet, including, among others, having the requisite skill and experience to serve as a director of a publicly traded company, not being prohibited from or disqualified from serving as a director pursuant to any rule or regulation of the SEC, Nasdaq or applicable law and meeting certain Nasdaq independence standards, and provides the Board the right, subject to certain requirements, to object to the nomination or appointment of any such nominee to the Board or to a Board committee that does not meet the applicable criteria, in which case TPG Aviator will be allowed to designate another person who meets the specified requirements for nomination or appointment, as applicable, to the Board or to such Board committee.

Further, the Stockholders Agreement requires that TPG Aviator cause one or more of its nominees to resign from the Board in certain circumstances. Specifically, TPG Aviator will cause any of its nominees to resign from the Board (including any Board committees) if such nominee is prohibited or disqualified from serving on the Board by certain rules and regulations or by applicable law or has engaged in certain specified wrongful activities. Upon the death, resignation or removal of a TPG Aviator nominee from the Board, TPG Aviator will have the right to designate a new director to fill the resulting vacancy (including pursuant to the preceding sentence), as long as TPG Aviator’s and its affiliates’ ownership level does not fall below the applicable ownership threshold set forth above.

Finally, the Stockholders Agreement provides that, notwithstanding the nomination and appointment rights described above, in no case will the Board be prevented from acting (or refusing to act) in accordance with its fiduciary duties, applicable law or Nasdaq listing requirements.

Committee Representation

In addition, the Stockholders Agreement requires the Company to constitute each of its Compensation Committee and a newly established Finance Committee (described below) as a five member committee and (i) for so long as the ownership of TPG Aviator and its affiliates is at least 15%, TPG Aviator has the right to have two Board members appointed to each such committee, and (ii) for so long as the ownership of TPG Aviator and its affiliates is at least 5% but less than 15%, TPG Aviator has the right to have one Board member appointed to each such committee. The Company also agreed that the entire Board (including TPG Aviator nominees) shall be included on its Executive Committee. For so long as the ownership of TPG Aviator and its affiliates is at least 5%, each other committee of the Board will be constituted as a three member committee and TPG Aviator has the right to have one Board member appointed to each such committee. TPG Aviator has no such committee appointment rights if its level of ownership the Company is less than 5%. Each of the forgoing percentages refers to a percentage of the Company’s outstanding common stock, assuming full conversion of the Series A Preferred Stock.

In furtherance of these rights, effective as of the Closing, Kelvin L. Davis was appointed to the Nominating and Governance, Compensation, Executive and Finance Committees and Greg Kranias was appointed to the Compensation, Executive and Finance Committees. As of the date of this Proxy Statement, TPG Aviator has not exercised its right under the Stockholders Agreement to designate a member of the Audit Committee.

Upon the death, resignation or removal of a TPG Aviator nominee from any Board committee, TPG Aviator will have the right to designate a new director to fill the resulting vacancy, as long as TPG Aviator’s and its affiliates’ ownership level does not fall below the applicable ownership threshold set forth above.

The Stockholders Agreement also provides that, for so long as TPG Aviator is entitled to designate at least one member of the Finance and Compensation Committees (such period, the “Committee Designation Period”), the Board must maintain a Finance Committee and a Compensation Committee, each of which Committees will have certain approval rights requiring the affirmative vote of a majority of its members before the Board may take certain actions, as described below.

During the Committee Designation Period, the Board may not authorize or cause to be taken any of the following actions without the requisite approval of the Finance Committee (which approval, for so long as TPG Aviator is entitled to nominate two members of the Finance Committee, in most cases must include the affirmative vote of at least one committee member nominated by TPG Aviator):

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any sale or issuance of any capital stock or other security of the Company or any subsidiary (including options and convertible or exchangeable instruments), except for Permitted Issuances (as defined below);

•	any redemption, purchase, repurchase or other acquisition of capital stock of the Company (other than the Series A Preferred Stock or in connection with equity compensation arrangements);

•	any incurrence or assumption of liability for indebtedness other than certain ordinary course borrowings;

•	any hiring or firing of members of senior management;

•

any land or builder acquisitions, any acquisition or dispositions of subsidiaries or any other acquisitions or dispositions that are greater, in each case, than $5 million (including total expected capital requirements associated with the acquisition or disposition of the land, as the case may be, and all land development work required to get the land ready for the construction of homes);

•	any capital expenditures or land commitments over the budget approved by the Board, or otherwise greater than $10 million; and

•	any entry into new markets or lines of business.

Under the Stockholders Agreement, “Permitted Issuance” means (a) issuances of the capital stock of the Company upon the exercise of options or other rights to purchase or acquire capital stock of the Company outstanding on the date of the Stockholders Agreement, (b) issuances pursuant to the Company’s existing compensation arrangements for its directors, officers, employees, consultants and agents, or issuances pursuant to the Company’s future compensation arrangements that have been approved by the Board’s Compensation Committee, (c) issuances of Series A Preferred Stock as a paid-in-kind dividend on the outstanding shares of Series A Preferred Stock (as described under “Description of the Series A Preferred Stock—Dividend Rights” below), (e) issuances of common stock upon conversion of Series A Preferred Stock (as described under “Description of the Series A Preferred Stock—Conversion” below) and (e) issuances of capital stock of a subsidiary to the Company or another subsidiary.

Also, during the Committee Designation Period, the Board may not authorize or cause to be taken any of the following actions without the requisite approval of the Compensation Committee (which approval, for so long as TPG Aviator is entitled to nominate two members of the Compensation Committee, in most cases must include the approval of four out of the five members of the Compensation Committee):

•	any adoption of any new, or expansion of any existing, equity incentive plan; and

•	any changes to, or the adoption of, any compensation arrangements for any members of the Board or members of senior management.

Consent Rights

For so long as TPG Aviator, together with its affiliates, continues to own at least the greater of (i) 25% of the Company’s common stock that TPG Aviator and its affiliates owned as of the Closing or (ii) 10% of the Company’s common stock outstanding (in each case assuming full conversion of the Series A Preferred Stock, whether or not such Series A Preferred Stock has actually been converted), the Company must obtain TPG Aviator’s prior written consent for any of the following actions:

•	Any amendment to the governing documents of the Company or its subsidiaries adverse to TPG;

•	Any voluntary liquidation, dissolution or winding up of the Company;

•	Any voluntary bankruptcy or insolvency action, or any consent to any involuntary bankruptcy or similar proceeding;

•	Any increase or decrease in the size of the Board or any committee;

•

Any change in the rights and responsibilities of either the Finance Committee of the Board or the Compensation Committee of the Board (other than as expressly contemplated by the Stockholders Agreement or as may be required to comply with any applicable SEC or NASDAQ rule or other applicable Law); and

•	Any issuance of equity securities that are senior to the common stock of the Company.

Pre-emptive Rights

Under the Stockholders Agreement, except in the case of Permitted Issuances (as defined under “Committee Representation” above), TPG Aviator has a pre-emptive right (but not an obligation) to participate in, or designate an affiliate to participate in, future equity issuances by the Company or its subsidiaries of capital stock or other securities convertible or exchangeable into capital stock for so long as TPG Aviator, together with its affiliates, beneficially owns at least 10% of the Company’s outstanding common stock (assuming full conversion of the Series A Preferred Stock, whether or not such Series A Preferred Stock has actually been converted). TPG Aviator has the option to participate in any such equity issuance by purchasing, or designating its affiliates to purchase, in the aggregate up to its pro rata portion of such equity issuance (based on the ownership percentage of TPG Aviator and its affiliates of the Company’s outstanding common stock, assuming full conversion of the Series A Preferred Stock, whether or not such Series A Preferred Stock has actually been converted) at the same price and the same terms and conditions as offered to other investors. If such equity issuance is underwritten, TPG Aviator, or its designated affiliates, may purchase up to its pro rata portion of such underwritten equity issuance at the price offered to the public, net of any underwriters’ discounts or commissions applicable to such publicly offered shares. However, unless and until the Company’s stockholders (excluding TPG Aviator) have approved the Conversion Right that is part of the Equity Rights Proposal, TPG Aviator will have the right (at its option) to purchase, or to designate an affiliate to purchase, TPG Aviator’s pro rata portion of such equity issuance in the form of Series A Preferred Stock in lieu of, and with the same value as, the securities TPG Aviator otherwise would have been entitled to purchase. The Company is seeking stockholder approval of the Equity Rights Proposal (see “Proposal One: Equity Rights Proposal” above).

The Stockholders Agreement provides that TPG Aviator will have 15 business days (or such shorter period as may be required) following notice from the Company regarding the proposed equity issuance to exercise its pre-emptive rights. If TPG Aviator does not exercise its pre-emptive rights within the applicable period, the Company may sell the equity interests in question to other investors. If the Company has not sold the equity interests within 90 days of its original notice to TPG Aviator, the Company must provide TPG Aviator with a new notice prior to undertaking a subsequent equity issuance.

Registration Rights

Pursuant to the Stockholders Agreement, the Company has provided TPG Aviator and TPG Management with certain registration rights with respect to the Company’s common stock and, beginning two years after the Closing, the Series A Preferred Stock if any such Series A Preferred Stock is then still unconverted, as described in more detail below.

Beginning six months after the Closing, the holders of a majority of the Registrable Securities (as defined below) will have the right to require that the Company file, within 90 days of such demand, a registration statement with the SEC registering some or all of such holders’ Registrable Securities. The holders of the Registrable Securities are limited to three demand registrations in total and no more than one demand registration in any 6-month period, and may only make a demand registration if the aggregate offering price is expected to exceed $5 million. If the offering of Company securities pursuant to a demand registration is in the form of an underwritten public offering, (i) TPG Aviator may designate the managing underwriter(s) and (ii) to the extent requested by the underwriter(s), the Company may reduce the number of Registrable Securities to be included in the registration. The Company, however, will not be obligated to effect or participate in any underwritten offering during any lock-up period required by the underwriter(s) in any prior underwritten offering conducted by the Company on its own behalf or on behalf of holders of the Registrable Securities.

Under the Stockholders Agreement, “Registrable Securities” means (i) at any time, the shares of the Company’s common stock held beneficially or of record by TPG Aviator or its permitted transferees (including its controlled affiliates and equity holders, and the controlled affiliates and equity holders of such persons) and (ii) from and after the two-year anniversary of the Closing, the shares of Series A Preferred Stock, in each case including shares of the Company’s common stock or Series A Preferred Stock, as applicable, acquired by dividend, stock split, recapitalization, plan of reorganization, merger, sale of assets or otherwise. Registrable Securities cease to be Registrable Securities when they are sold pursuant to an effective registration statement or when they may be sold without registration pursuant to Rule 144 under the Securities Act of 1933, as amended (“Rule 144”) without limitation on volume or manner of sale.

In addition to the foregoing demand registration rights, beginning six months after the Closing, holders of Registrable Securities will have piggyback registration rights pursuant to which such holders may require the inclusion of some or all of their Registrable Securities in any registration filed by the Company for the account of the Company or any of the Company’s other security holders (provided that the registration permits the inclusion of such Registrable Securities). In any such registration that is an underwritten offering, the Company has the right to select the managing underwriter(s), and, to the extent requested by the underwriter(s), the Company may reduce the number of the requesting holders’ Registrable Securities to be included in any such registration.

The Company will pay all of the costs and expenses incurred in connection with all demand and piggyback registrations under the Stockholders Agreement. The Company will not, however, be obligated to pay any out-of-pocket expenses incurred by holders of Registrable Securities (other than the expenses of one counsel for all such holders) or any underwriting discounts and commissions attributable to the sale of such holders’ Registrable Securities.

Pursuant to the Stockholders Agreement, holders of Registrable Securities are obligated to discontinue disposition of Company securities in the event that changes in a registration statement or prospectus are required so that they will not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made until the Company corrects the disclosure. In addition, the Company may (i) postpone effecting a registration, or (ii) require holders to refrain from disposing of Company securities, in either case for a period of no more than 45 consecutive days from the delivery of a notice to such effect (and not in excess of 90 days in the aggregate in any 12-month period) if (x) the Board in good faith determines that such registration or disposition would materially impede, delay or interfere with any material transaction then pending or proposed to be undertaken by the Company or any of its subsidiaries, or (y) the Company in good faith determines that the

Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Board, in good faith, reasonably believes would not be in the best interests of the Company.

The Company and the holders of Registrable Securities have agreed, in connection with any underwritten offering and upon the request of the underwriter(s), to enter into customary “lock-up” agreements restricting sales of, offers for sale of and other dispositions of shares of the Company’s common stock or other securities exchangeable or convertible into the Company’s common stock, with such restrictions not to exceed 90 days. The Company further agreed to use commercially reasonable efforts to obtain similar lock-up agreements from the Company’s directors and executive officers in connection with an underwritten offering in which Registrable Securities are being sold.

The Stockholders Agreement provides that the registration rights described above terminate on the earlier of (i) the date on which none of TPG Aviator, its respective controlled affiliates or equity holders, or any controlled affiliates or equity holders of any such person, owns any Company securities or (ii) the date on which all Registrable Securities are eligible to be sold without limitation or restriction (e.g., pursuant to Rule 144).

The Stockholders Agreement provides for customary registration rights indemnification by each of the Company and the holders of Registrable Securities.

Standstill Agreement

Until the earliest of (i) the date on which TPG Aviator, together with its affiliates, no longer collectively owns at least 5% of the Company’s common stock (assuming full conversion of the Series A Preferred Stock, whether or not such Series A Preferred Stock has actually been converted), (ii) the third anniversary of the Closing or (iii) consummation of a Change of Control (as defined below), neither TPG Aviator nor its affiliates will be permitted to, directly or indirectly, without prior written approval of the Company:

•

acquire, offer or propose to acquire or agree to acquire beneficial ownership of any voting securities of the Company (subject to certain exceptions, such as acquisitions upon conversion of the Series A Preferred Stock, as described under “Description of the Series A Preferred Stock” below, stock splits or dividends, acquisitions directly from the Company and purchases to restore TPG Aviator’s and its affiliates’ aggregate percentage interest in the Company to the same level as at the Closing);

•

enter into or otherwise be involved in any agreement to provide equity financing for a proposed or actual acquisition transaction, merger or other business combination (including asset sales) with respect to the Company or any of its subsidiaries;

•

other than solely with respect to seeking stockholder approval of the Equity Rights Proposal or election of nominees to the Board designated by TPG Aviator pursuant to the terms of the Stockholders Agreement, make or participate in any “solicitation” of “proxies” (generally as defined under Regulation 14A under the Exchange Act) to vote, or seek to advise or influence any person with respect to the voting of, any common stock of the Company or any of its subsidiaries;

•

other than solely with respect to seeking stockholder approval of the Equity Rights Proposal, call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal, or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Company’s voting securities;

•	deposit any securities of the Company into a voting trust, or subject any securities of the Company to any other agreement with respect to the voting of such securities;

•

seek representation on the Board, a change in the composition of the Board, a change in the number of directors elected by the holders of the Company’s common stock, or a change in the number of such directors who represent TPG Aviator, in each case other than as expressly contemplated by the Stockholders Agreement; or

•	contest the validity of the standstill.

These restrictions will be suspended upon the occurrence of any of the following events, but only so long as TPG Aviator and its affiliates did not directly or indirectly assist, facilitate, encourage or participate in such events (provided, that such restrictions will be reinstated upon the ceasing to occur, withdrawal or abandonment, as the case may be, of such events):

•	the commencement of a tender or exchange offer by a third party seeking to acquire 50% or more of the beneficial ownership of the Company’s outstanding voting securities;

•	the filing of a preliminary proxy statement by a third party with respect to a proxy or consent solicitation to elect or remove any directors of the Company;

•	the adoption by the Board of a plan of liquidation or dissolution;

•	a material breach by the Company of material obligations under the Stockholders Agreement (subject to the opportunity to cure such breach within 10 days of notice of the breach); or

•	the failure to pay dividends on the Series A Preferred Stock for three successive fiscal quarters.

Under the Stockholders Agreement, a “Change of Control” means (i) a sale of all or substantially all of the direct or indirect assets of the Company (including by way of any reorganization, merger, consolidation or other similar transaction) (other than to TPG Aviator or any of its affiliates), (ii) direct or indirect acquisition of beneficial ownership of voting securities of the Company by another person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than TPG Aviator or any of its affiliates) by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or similar transaction) pursuant to which the stockholders of the Company immediately preceding such transaction or transactions collectively own, following such transaction or transactions, less than 50% of the voting securities of the Company or the surviving entity, as the case may be, or (iii) the obtaining by any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than TPG Aviator or any of its affiliates) of the power (whether or not exercised) to elect a majority of the members of the Board (or similar governing body).

Other Covenants

The Stockholders Agreement provides that neither the Company nor TPG Aviator may enter into any other stockholders agreement or other similar arrangement with any person regarding the Company’s capital stock or other securities to the extent such agreement or similar arrangement or concerted act would controvert or otherwise be inconsistent in any material respect with the provisions of the Stockholders Agreement.

Termination

The Stockholders Agreement will terminate in the event that (i) TPG Aviator and its affiliates cease to beneficially own any shares of the Company’s common stock on an as-converted basis and (ii) the registration rights and obligations described under “Registration Rights” above have terminated.

Description of the Series A Preferred Stock

The following is a summary of the material terms of the preferences, limitations, voting powers and relative rights of the Series A Preferred Stock as contained in the Certificate of Designation. While we believe this summary covers the material terms and provisions of the Series A Preferred Stock, we encourage you to read the Certificate of Designation, which was included as Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on June 20, 2013, and is incorporated by reference herein. For more information about accessing the Current Report on Form 8-K and the other information we file with the SEC, please see “Where You Can Find More Information” below.

Ranking

With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, the Series A Preferred Stock ranks (i) senior to the Company’s common stock and all other classes and series of capital stock of the Company that do not expressly rank on parity with or senior to the Series A Preferred Stock, (ii) on parity with any preferred stock of the Company created after the Closing that expressly ranks on parity with the Series A Preferred Stock, and (iii) junior to any class or series of preferred stock of the Company created after the Closing that expressly ranks senior to the Series A Preferred Stock.

Dividend Rights

Shares of the Series A Preferred Stock are entitled to participate in the Company’s common stock dividends and to certain additional dividends, in each case as described below. No dividends may be paid on shares of the Company’s capital stock that rank junior to or on parity with the Series A Preferred Stock unless all accrued but unpaid dividends are paid on the Series A Preferred Stock.

As and when the Company declares, pays or sets aside for payment dividends on its outstanding common stock, the Company simultaneously will declare a dividend on each share of Series A Preferred Stock equal to the per share amount of such common stock dividend multiplied by the then-applicable conversion ratio of common stock to Series A Preferred Stock, which is initially 10-to-1 (as adjusted pursuant to the Certificate of Designation, the “Conversion Ratio”). Any such dividend will be payable in the same form as the corresponding dividend paid to holders of common stock, and will be paid on or before the date the corresponding dividend is paid to the holders of common stock.

In addition to participation in common stock dividends, beginning December 17, 2013 (the “Mandatory Dividend Commencement Date”), which is 180 days following the date of the Closing, the Company will pay a quarterly dividend on each issued and outstanding share of Series A Preferred Stock equal to:

•

8.0% per annum of such share’s liquidation preference (which initially is $146.50 per share but would increase to $161.15 prior to the Mandatory Dividend Commencement Date, as described below under “Liquidation Rights”), for a nine-month period beginning on the Mandatory Dividend Commencement Date (which date is December 17, 2013) and ending on September 17, 2014.

•	12.0% per annum of such share’s liquidation preference, for a period of twelve months beginning on September 18, 2014.

•	15.0% per annum of such share’s liquidation preference, for all periods after September 18, 2015.

These dividends will be net of the amount of any common stock participating dividends received by the holders of Series A Preferred Stock during such periods. During the first nine-month period, the Company may, at its election, pay dividends in cash or in kind by issuing additional shares of Series A Preferred Stock (as long as the as-converted ownership of TPG Aviator and its affiliates would not exceed 49% of the common stock issued and outstanding). The Company will pay subsequent dividends in cash.

The dividends described in this paragraph will be paid on January 15, April 15, July 15 and October 15 for the prior three-month period ended, and will accrue on the Series A Preferred Stock until the first to occur of (i) redemption of the Series A Preferred Stock or the liquidation of the Company, (ii) conversion of the Series A Preferred Stock into shares of common stock, or (iii) the date on which the Series A Preferred Stock is otherwise acquired and paid for by the Company.

Liquidation Rights

Subject to the preference of securities of the Company ranking senior to the Series A Preferred Stock, upon liquidation, dissolution or winding up of the Company, each holder of Series A Preferred Stock will be entitled to a per share amount equal to the greater of: (i) the liquidation preference (which initially is $146.50 per share) plus any accrued and unpaid dividends, whether or not declared, if any, to the date of final distribution upon such liquidation; and (ii) the per share amount such holder would have received had all holders of Series A Preferred Stock converted their shares into common stock immediately prior to such liquidation (but without giving effect to the potential 10% increase in the Conversion Ratio described under “Conversion” below).

If any Series A Preferred Stock remains outstanding 180 days after the Closing, the liquidation preference for the Series A Preferred Stock will be increased by 10% so that it will equal 110% of the amount of such liquidation preference in effect immediately before such increase. In such event, assuming no anti-dilution adjustments to the initial liquidation preference of $146.50 per share of Series A Preferred Stock, the liquidation preference would increase by $14.65 per share of Series A Preferred Stock (or approximately $9.8 million in the aggregate). The increase in liquidation preference will cause the effective dividend rates on the Series A Preferred Stock to be 10% higher.

In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company are insufficient to pay in full the liquidating distributions payable with respect to all outstanding shares of the Series A Preferred Stock and all other classes or series of preferred stock ranking on parity with the Series A Preferred Stock, holders of Series A Preferred Stock and holders of such other classes or series of preferred stock will share ratably in any distribution of the Company’s assets in proportion to the respective amounts to which they would otherwise be entitled upon liquidation, dissolution or winding-up of the Company.

Voting Rights

Holders of Series A Preferred Stock have no voting rights, except that, without the approval of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, the Company may not create any classes or series of securities that rank senior to the Series A Preferred Stock or amend the Company’s Certificate of Incorporation or the Certificate of Designation so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock. Authorization or issuance of junior or parity securities will not be deemed to materially and adversely affect the Series A Preferred Stock. Except as required by law, holders of Series A Preferred Stock will have no voting rights with respect to mergers, sales of all or substantially all of the Company’s assets or similar reorganization or change of control transactions.

Redemption Rights

The Series A Preferred Stock is redeemable, in whole but not in part, at the option of each holder:

•

At any time after June 20, 2018 (the fifth anniversary of the Closing), at a per share redemption price equal to the greater of (i) the per share liquidation preference (which initially is $146.50 per share but would increase to $161.15 after December 17, 2013, as described above under “Liquidation Rights”) of such holder’s Series A Preferred Stock, plus any accrued and unpaid dividends through the redemption date, and (ii) the average closing price per share of the Company’s common stock for the 20 trading days preceding the date the Company receives the holder’s notice of redemption, multiplied by the

Conversion Ratio (but without giving effect to the potential 10% increase in the Conversion Ratio described under “Conversion” below). Upon a holder’s exercise of its redemption rights, the Company may redeem such holder’s shares on the date specified by the holder or, at the Company’s option, on any date within 180 days after the date specified by the holder. To the extent that the Company does not redeem such holder’s shares on the date fixed for redemption (whether due to a lack of available funds or otherwise), the mandatory dividend rate on the holder’s shares of Series A Preferred Stock that remain outstanding will be increased by 3.0% per annum.

•

Upon a Change of Control (as defined below), at a per share redemption price equal to the greater of: (i) the per share liquidation preference (which initially is $146.50 per share but would increase to $161.15 after December 17, 2013, as described above under “Liquidation Rights”) of such holder’s Series A Preferred Stock, plus any accrued and unpaid dividends through the redemption date, plus a make-whole amount that enables such holder to receive the benefit of the mandatory dividends that would have accrued on such Series A Preferred Stock through the fifth anniversary of the Closing (calculated without applying a present value discount); and (ii) the greater of (x) the average closing price per share of Company’s common stock for the 20 trading days preceding the fifth day prior to consummation of the Change of Control, multiplied by the Conversion Ratio (but without giving effect to the potential 10% increase in the Conversion Ratio described under “Conversion” below) and (y) the fair market value of the consideration per share of common stock received by Company’s common stockholders in such transaction, multiplied by the Conversion Ratio (but without giving effect to the potential 10% increase in the Conversion Ratio described under “Conversion” below). Upon a holder’s exercise of its redemption rights upon a Change of Control, the Company must redeem such holder’s shares. To the extent that the Company does not redeem such holder’s shares on the date of consummation of the Change of Control (whether due to a lack of available funds or otherwise), the mandatory dividend rate on the holder’s shares of Series A Preferred Stock that remain outstanding will be increased by 3.0% per annum.

In the Certificate of Designation, “Change of Control” has the same meaning set forth above under “Description of the Investment Documents—Stockholders Agreement—Standstill Agreement.”

The Series A Preferred Stock is also redeemable, in whole but not in part, at the option of the Company at any time from June 20, 2014 (the first anniversary of the Closing) until June 20, 2015 (the second anniversary of the Closing), at a per share redemption price equal to the greater of: (i) the per share liquidation preference (which initially is $146.50 per share but would increase to $161.15 after December 17, 2013, as described above under “Liquidation Rights”) of the Series A Preferred Stock, plus any accrued and unpaid dividends through the redemption date, plus a make-whole amount that enables such holder to receive the benefit of the mandatory dividends that would have accrued on the Series A Preferred Stock through the fifth anniversary of the Closing (calculated without applying a present value discount), and (ii) the average closing price per share of Company’s common stock for the 20 trading days preceding the date the Company gives notice of its intent to redeem, multiplied by the Conversion Ratio (but without giving effect to the potential 10% increase in the Conversion Ratio described under “Conversion” below).

Conversion

In compliance with Nasdaq rules and regulations, the Series A Preferred Stock is not convertible prior to the approval of the Company’s stockholders of the Equity Rights Proposal. If the Equity Rights Proposal is approved, then the Series A Preferred Stock will be convertible, at the holder’s option or at the Company’s option, into newly issued shares of common stock of the Company at the Conversion Ratio of 10-to-1 (subject to customary anti-dilution adjustments described below). Upon conversion, the Company must pay all accrued and unpaid dividends on the Series A Preferred Stock being converted.

In the event that any Series A Preferred Stock remains outstanding 180 days following the Closing, the Conversion Ratio will be increased by 10%, so that it will equal 110% of the Conversion Ratio in effect immediately before such increase. In such event, the per share Conversion Ratio, therefore, would increase to 11-to-1, assuming no anti-dilution adjustments to the Conversion Ratio. The Company may, at its option, upon conversion of the Series A Preferred Stock pay to the holder the fair market value of the shares represented by the 10% Conversion Ratio increase in lieu of issuing additional common stock upon conversion of the Series A Preferred Stock.

The Conversion Rate of the Series A Preferred Stock is subject to customary anti-dilution adjustments. These anti-dilution adjustments, subject to certain exceptions, will apply if, at any time while any of the Series A Preferred Stock is outstanding, the Company:

•	issues shares of common stock as a dividend or distribution on its capital stock (other than dividends paid in shares of Series A Preferred Stock as described under “Dividend Rights” above);

•	subdivides its outstanding common stock into a greater number of shares;

•	combines its outstanding common stock into a smaller number of shares;

•	issues any shares of capital stock by reclassification of its common stock; or

•

issues rights, options or warrants to holders of the Company’s common stock (other than any issuances pursuant to existing or certain future compensation arrangements for directors, officers, employees, consultants and agents) entitling them to subscribe for or purchase common stock at a price per share less than the average closing price per share of Company’s common stock for the five trading days preceding the record date for determining the common stockholders entitled to receive such rights, options or warrants.

Interests of Certain Persons

Based on the capitalization of the Company as of                     , 2013, and the current 10-for-1 Conversion Rate for conversion of shares of Series A Preferred Stock into shares of our common stock, the conversion of all of the Series A Preferred Stock into shares of our common stock would result in the Investor owning approximately     % of our outstanding common stock after giving effect to such conversion. TPG Aviator, as a holder of our common stock, is not entitled to vote on the Equity Rights Proposal presented at the Special Meeting, but is permitted to vote on the Adjournment Proposal. TPG Aviator, as holder of the Series A Preferred Stock, is not entitled to vote on any of the proposals set forth in this Proxy Statement.

On June 19, 2013, Kelvin L. Davis and Greg Kranias were appointed to our Board, effective as of the Closing, pursuant to TPG Aviator’s director nomination rights under the Stockholders Agreement. If the Equity Rights Proposal is approved by our stockholders, TPG Aviator will have the right to nominate two additional persons to our Board. Because none of these individuals joined our Board prior to the consummation of the Investment, none of them participated as a director of the Company in discussions of, or voted with respect to, matters related to the Investment that were approved by our Board, including our Board vote recommending approval of the issuance of common stock to TPG Aviator and issuance of common stock upon conversion of the Series A Preferred Stock.

No directors or officers of the Company purchased any securities in the Investment.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of                     , 2013 (the record date for the Special Meeting to which this Proxy Statement relates), unless noted otherwise, information with respect to each person or entity known by the Board to be the beneficial owner of more than 5% of the outstanding common stock. Except as otherwise indicated, all shares are owned directly.

Name of Beneficial Owner	Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
TPG Aviator, L.P.	c/o TPG Global, LLC 301 Commerce Street Suite 3300 Fort Worth, Texas 76102	2,557,474	(1)		%

ODAV LLC	One Rockefeller Plaza 20th Floor New York, NY 10020	2,107,763	(2)(3)		%

First Manhattan Co.	437 Madison Avenue New York, NY 10022	1,176,793	(4)		%

Brookfield Investment Management Inc.	Brookfield Place 250 Vesey Street New York, NY 10281	1,022,513	(5)		%

JEN Partners, LLC	551 Madison Avenue New York, NY 10022	1,002,279	(6)		%

Whitebox Advisors, LLC	3033 Excelsior Blvd. Suite 300 Minneapolis, MN 55416	911,511	(7)		%

Dimensional Fund Advisors LP	Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	817,446	(8)		%

(1)	Based upon Schedule 13D, filed on June 28, 2013, and certain supplemental information available to AV Homes, TPG Aviator is deemed to beneficially own 2,557,474 shares, over which TPG Aviator has sole voting and dispositive power. TPG Advisors VI, Inc. is the General Partner of TPG Aviator. The officers and sole stockholders of TPG Advisors VI, Inc. are David Bonderman and James G. Coulter. Messrs. Bonderman and Coulter disclaim beneficial ownership of the TPG Shares except to the extent of their pecuniary interest therein.
(2)	Does not include shares owned directly by Joshua Nash, who is Chairman of the Board of Directors of AV Homes and is the sole member of Joshua Nash II LLC, the managing member of ODAV LLC, a Delaware limited liability company (“ODAV”), formed in September 2003 to hold the common stock owned by Odyssey Partners, L.P. Joshua Nash has the sole power to vote and dispose of the shares of common stock beneficially owned by ODAV and, accordingly, may be deemed to own beneficially the common stock owned by ODAV. Joshua Nash has expressly disclaimed any such beneficial ownership (within the meaning of Exchange Act Rule 13d-3(d)(1)), which exceeds the proportionate interest in the common stock that he may be deemed to own as a member of ODAV. AV Homes has been advised that no other person exercises (or may be deemed to exercise) any voting or investment control over the common stock owned by ODAV. Joshua Nash’s ownership of common stock is indicated in the table included in “Security Ownership of Management” below.
(3)	By virtue of its present common stock ownership, ODAV may be deemed to be a “control” person of AV Homes within the meaning of that term as defined in Rule 12b-2 under the Exchange Act.
(4)	Based upon information set forth in Amendment No. 5 to Schedule 13G, filed on February 15, 2013, First Manhattan Co. (“FMC”) (a registered investment adviser) is deemed to beneficially own 1,176,793 shares, of which FMC has sole voting and dispositive power with respect to 70,395 shares, shared voting power with respect to 1,015,068 shares, and shared dispositive power with respect to 1,106,344 shares.
(5)	Based upon information set forth in Schedule 13G, filed February 14, 2013, Brookfield Investment Management Inc. (“Brookfield”) (a registered investment advisor) is deemed to beneficially own 1,022,513 shares, of which Brookfield has sole voting power with respect to 492,731 shares and sole dispositive power with respect to 1,022,513 shares.
(6)	Based upon Schedule 13D, filed on November 4, 2010, and certain supplemental information available to AV Homes, JEN Partners, LLC (“JEN”), a Delaware limited liability company, and Reuben S. Leibowitz, a member of the Board of AV Homes, and the sole managing member of JEN, are deemed to beneficially own 601,368 shares and 400,911 shares, respectively, of restricted common stock of AV Homes held by JEN I, L.P. (“JEN I”), a Delaware limited partnership, and JEN Residential LP (“JEN Residential”), a Delaware limited partnership. JEN is the general partner and Mr. Leibowitz is a limited partner of JEN I and JEN Residential. Shares held by JEN I and JEN Residential were issued upon the acquisition by Avatar Properties, Inc. of a portfolio of real estate assets in Arizona and Florida from entities affiliated with JEN (the “JEN Transaction”). JEN I, JEN and Mr. Leibowitz may be deemed to share voting and dispositive power over the shares held by JEN I; and JEN Residential, JEN and Mr. Leibowitz may be deemed to share voting and dispositive power over the shares held by JEN Residential. For further information regarding the JEN Transaction, see “Part III, Item 13—Certain Relationships and Related Transactions, and Director Independence” in our Proxy Statement on Schedule 14A, filed on April 24, 2013.
(7)	Based upon information set forth in Schedule 13G, filed February 13, 2013, Whitebox Advisors, LLC (“Whitebox”) (a registered investment advisor) is deemed to beneficially own 911,511 shares by virtue of its service as investment advisor to certain entities affiliated with Whitebox, none of which, to Whitebox’s knowledge, holds 5% or more of our common stock. Of the 911,511 share beneficially owned, 867,221 shares are issuable upon conversion of convertible notes held by Whitebox. Whitebox has shared voting and dispositive power with respect to such 911,511 shares.
(8)	Based upon information set forth in Amendment No. 5 to Schedule 13G, filed on February 11, 2013, Dimensional Fund Advisors LP (“DFA”) (a registered investment advisor) is deemed to beneficially own 817,446 shares by virtue of its service as investment advisor to four investment companies and investment manager to certain other commingled group trusts and separate accounts, none of which, to DFA’s knowledge, holds 5% or more of our common stock. DFA has sole voting power with respect to 801,423 shares and sole dispositive power with respect to 817,446 shares and disclaims beneficial ownership of such shares.

Security Ownership of Management

The following table sets forth, as of                     , 2013 (the record date for the Special Meeting to which this Proxy Statement relates), information with respect to the outstanding shares of common stock owned beneficially by each current director, each current executive officer, and all current directors and executive officers of AV Homes as a group. Except as otherwise indicated, all shares are owned directly.

Name or Group	Shares Owned Directly and Indirectly (1)	Options Exercisable and RSUs and Stock Units Convertible within 60 Days (2)	Total Beneficial Ownership		Percent of Class (3)
Allen J. Anderson	0	0	0	(4)
Paul D. Barnett	11,590	8,880	20,470
Kelvin L. Davis	0	0	0
Roger W. Einiger	19,850	10,973	30,823
Greg Kranias	0	0	0
Reuben S. Leibowitz	1,006,709	0	1,006,709	(5)
Joshua L. Nash	2,162,513	8,853	2,171,366	(6)
Joel M. Simon	7,250	4,640	11,890	(7)
Roger A. Cregg	62,693	0	62,693
Tina M. Johnston	22,970	0	22,970
Dave M. Gomez	8,982	0	8,982
Joseph Carl Mulac, III	56,287	0	56,287
Patricia K. Fletcher	0	0	0
All current directors and executive officers as a group (consisting of 11 persons)	3,358,844	33,346	3,392,190

*	Represents less than one percent.
(1)	The information as to securities owned by directors and executive officers was furnished to AV Homes by such directors and executive officers.
(2)	Includes stock units representing deferred directors’ fees, which stock units become issuable as shares of common stock at the earlier of a date designated by the individual director or the date of the individual’s separation from service as a director. See “Director Compensation” in our Proxy Statement on Schedule 14A, filed on April 24, 2013.
(3)	Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage of shares owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. On , there were shares of common stock outstanding.
(4)	Mr. Anderson has an indirect, contingent net profits interest in shares issued to JEN I, L.P. and JEN Residential, LP, the amount of which is currently indeterminable. See “Certain Relationships and Related Transactions” in our Proxy Statement on Schedule 14A, filed on April 24, 2013.
(5)	Mr. Leibowitz is the sole managing member of JEN Partners, LLC (“JEN”). JEN and Mr. Leibowitz are deemed to beneficially own 601,368 shares and 400,911 shares, respectively, of restricted common stock of AV Homes held by JEN I, L.P. and JEN Residential, LP. See Note (5) to the preceding table included in “Security Ownership of Certain Beneficial Owners.”
(6)	Mr. Nash is the sole member of Joshua Nash II LLC, the managing member of ODAV and, therefore, may be deemed to own beneficially the shares of common stock owned by ODAV. See Notes (2) and (3) to the preceding table included in “Security Ownership of Certain Beneficial Owners.”
(7)	Shares owned directly by Mr. Simon are held in a margin account and may become pledged as security for the account, but no loan is or has been outstanding under the account.

Stockholders’ Proposals and Nominations of Board Members

If a stockholder intends to present a proposal for action at the 2014 annual meeting and wishes to have such proposal considered for inclusion in AV Homes’ proxy materials in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by the Secretary of AV Homes by December 25, 2013. Such proposal must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals.

AV Homes’ By-Laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by AV Homes not less than 60 days nor more than 90 days prior to the anniversary date of the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the By-Laws. Accordingly, since our annual meeting for 2013 took place on June 5, 2013, any stockholder proposal to be considered at the 2014 annual meeting must be properly submitted to us not earlier than March 7, 2014 nor later than April 6, 2014. If the chairman at any stockholders’ meeting determines that a stockholder proposal or director nomination was not made in accordance with the By-Laws, AV Homes may disregard such proposal or nomination.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2014 annual meeting, and the proposal fails to comply with the advance notice procedure prescribed by the By-Laws, then AV Homes’ proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board to vote on the proposal. Proposals and nominations should be addressed to the Secretary of AV Homes, Dave M. Gomez, 8601 N. Scottsdale Rd., Suite 225, Scottsdale, AZ 85253.

Additional Information

All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the accompanying material will be paid by AV Homes. In addition to the solicitation of proxies by mail, AV Homes will request brokers and securities dealers to obtain proxies from and send proxy material to their principals. Expenses incurred in this connection will be reimbursed by AV Homes. Proxies may be solicited personally, by telephone, electronic mail or by other electronic means, by the directors and officers of AV Homes without additional compensation. The Board knows of no business to come before the meeting other than as stated in the Notice of Special Meeting of Stockholders. Should any business other than that set forth in such Notice properly come before the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

Where You Can Find More Information

The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement, and later information that we file with the SEC as specified below will update and supersede that information. Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, we incorporate by reference the following filings:

•	The Company’s 2012 Annual Report on Form 10-K, filed March 15, 2013.

•	The Company’s Amendment to its 2012 Annual Report on Form 10-K/A, filed April 16, 2013.

•	The Company’s Proxy Statement on Schedule 14A, filed April 24, 2013.

•	The Company’s Quarterly Report on Form 10-Q, filed on May 8, 2013.

•	The Company’s Amendment to its Quarterly Report on Form 10-Q/A, filed on May 13, 2013.

•	The Company’s Quarterly Report on Form 10-Q, filed on , 2013.

•	The Company’s Current Reports on Form 8-K, filed on April 5, 2013, April 16, 2013, May 9, 2013, June 7, 2013, June 19, 2013 and June 20, 2013.

This Proxy Statement incorporates important business and financial information about AV Homes from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this Proxy Statement through our website, www.avhomesinc.com, and from the SEC at its website, www.sec.gov, or by written request directed to us in care of the Corporate Secretary, AV Homes, Inc., 8601 N. Scottsdale Rd., Suite 225, Scottsdale, Arizona 85253, or telephonic request to Dave M. Gomez, Executive Vice President, General Counsel and Corporate Secretary, at (480) 214-7000. Stockholders may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Stockholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED JULY 26, 2013

HOMES IMPRTANT SPECIAL MEETING INROFMATION . MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 IMPORTANT SPECIAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 ADD 2 Instead of mailing your proxy, you may choose one of the voting ADD 3 methods outlined below to vote your proxy. ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. MMMMMMMMM ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 11:59 p.m., Pacific Standard Time, on XXXXXX, 2013. Vote by Internet Go to www.investorvote.com/AVHI Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Special Meeting Proxy Card 1234 5678 9012 345 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2. For Against Abstain 1. Equity Rights Proposal - Approval of the following rights in connection with the transactions contemplated by the Securities Purchase Agreement, + dated as of June 19, 2013, between the Company and TPG Aviator, L.P.: (i) the right to convert, at the option of the Company or the holders, shares of the Company’s Series A Contingent Convertible Cumulative Redeemable Preferred Stock, $0.10 par value per share, into shares of the Company’s Common Stock and (ii) the investor’s pre-emptive rights following approval of such conversion to participate in future Company issuances of the Company’s Common Stock or securities convertible into or exercisable for its Common Stock, together with the related rights of the investor. For Against Abstain 2. Adjournment Proposal - Approval of the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the foregoing proposal. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Special Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 1 7 0 3 6 0 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01OVZA

HOMES PROXY - Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Stockholders to be held on XXXXXX, 2013. The Notice of Special Meeting and Proxy Statement are available at: http://www.avhomesinc.com qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — AV HOMES, INC. 8601 North Scottsdale Rd. Suite 225 Scottsdale, Arizona 85253 This proxy is solicited by the Board of Directors of AV Homes, Inc. The undersigned hereby appoints Roger A. Cregg and Dave M. Gomez as Proxies, each with the power to appoint his substitute; and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of AV Homes, Inc. held of record by the undersigned at the close of business on XXXXXXXX, 2013 at the Special Meeting of Stockholders to be held on XXXXXX, 2013 at the Company’s Offices located at 8601 North Scottsdale Road, Suite 225, Scottsdale, Arizona 85253 at 8:00 a.m. local time, or any adjournment or adjournments thereof. For directions to the Special Meeting site, please call the Company at (480) 214-7400. THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be marked, dated and signed, on the other side)